Exhibit 4.3

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS, AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 5 BELOW, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO RULE 144 OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

WARRANT TO PURCHASE STOCK

Corporation:	MARQETA, INC., a Delaware corporation
Number of Shares:	6,787
Shares:	Series B Preferred Stock (subject to Section 1.5)
Warrant Price:	$4.42 per share (subject to Section 1.5)
Effective Date:	October 11, 2013
Expiration Date:	October 11, 2023 (subject to Section 4.1)

THIS WARRANT TO PURCHASE STOCK (THIS “WARRANT”) CERTIFIES THAT, for good and valuable consideration, the receipt of which is hereby acknowledged, COMERICA BANK, a Texas banking association, or its assignee (“Holder”), is entitled to purchase the number of fully paid and nonassessable shares of the class of securities (the “Shares”) of MARQETA, INC. (the “Company”) at the Warrant Price, all as set forth above and as adjusted pursuant to the terms of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.

ARTICLE 1

EXERCISE

1.1    Method of Exercise. Holder may exercise this Warrant by a duly executed Notice of Exercise in substantially the form attached as Appendix I to the principal office of the Company (or such other appropriate location as Holder is so instructed by the Company). Holder shall also deliver to the Company a check, wire transfer (to an account designated by the Company) or other form of payment acceptable to the Company for the aggregate Warrant Price for the Shares being purchased.

1.2    Delivery of Certificate and New Warrant. Within 30 days after Holder exercises this Warrant and the Company receives payment of the aggregate Warrant Price, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised and has not expired, a new warrant representing the Shares not so acquired.

1.3    Replacement of Warrants. In the case of loss, theft or destruction of this Warrant, upon delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

1.4    Acquisition of the Company.

1.4.1    “Acquisition.” For the purpose of this Warrant, “Acquisition” shall mean, collectively, “Acquisition” and “Asset Transfer”, as each is defined in the Company’s Amended and Restated Certificate of Incorporation (as in effect from time to time) (die “Amended Charter”).

1.4.2    Treatment of Warrant in the Event of an Acquisition. The Company shall give Holder written notice at least 20 days prior to the closing of any proposed Acquisition and provide any information requested by Holder, as required under Section 3.2.

(a)    If the Acquirer assumes this Warrant, then this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. The Warrant Price shall be adjusted accordingly, and the Warrant Price and number and class of Shares shall continue to be subject to adjustment from time to time in accordance with the provisions hereof.

(b)    If the Acquirer refuses to assume this Warrant in connection with the Acquisition, Holder may immediately exercise this Warrant in the manner specified in this Warrant with such exercise effective immediately prior to closing of the Acquisition. If Holder elects not to exercise this Warrant, then this Warrant shall terminate immediately prior to the closing of the Acquisition. Notwithstanding any other provision of this Warrant to the contrary if the Acquirer refuses to assume this Warrant in connection with such Acquisition, other than in connection with an Excluded Acquisition (as defined below), then effective as of the date that is ten (10) days prior to the closing of such Acquisition, the Holder shall have the option to put this Warrant to the Company for a per Share amount equal to the difference (if positive) between the Acquisition consideration payable for one Share and the Warrant Price. As used herein, an “Excluded Acquisition” means, an Acquisition where the consideration that the holders of the Shares are entitled to receive on account of the Shares consists entirely of cash and/or shares of common stock that are publicly traded on a national exchange and where the shares, if any, receivable by the Holder of this Warrant were the Holder to exercise this Warrant in full immediately prior to the closing of such Acquisition may be publicly re-sold by the Holder in their entirety within the three (3) months following such closing pursuant to Rule 144 or an effective registration statement under the Act.

1.5    Adjustments in Exercise Price and Number of Shares. If (a) the Company sells and issues to any investors shares of its next series of preferred stock (such sale a “Subsequent Equity Financing” and such preferred stock, the “Preferred Stock”) after the Effective Date and (b) such Preferred Stock has a purchase price of less than $4.42 per share, then this Warrant’s Warrant Price and the Shares issuable upon exercise of this Warrant, concurrent with the initial sale and issuance of such Preferred Stock, will be adjusted to equal the per share purchase price paid by such investors for the Preferred Stock, the Shares issuable upon exercise of this Warrant shall be the same class or series of preferred stock issued in such Subsequent Equity Financing, and the number of Shares issuable upon exercise of this Warrant will automatically adjusted to equal (i) Thirty Thousand (30,000), divided by (ii) such modified per share Warrant Price.

ARTICLE 2

ADJUSTMENTS TO THE SHARES

2.1    Stock Dividends, Splits, Etc.. If the Company declares or pays a dividend on its common stock payable in common stock, or other securities, or subdivides the outstanding common stock into a greater amount of common stock, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend or subdivision occurred.

2.2    Reclassification, Exchange or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. Such an event shall include any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to common stock pursuant to the terms of the Company’s Amended Charter upon the closing of a registered public offering of the Company’s common stock. The Company or its successor shall promptly issue to Holder a new warrant for such new securities or other property. The new warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price, the number of securities or property issuable upon exercise of the new warrant and expiration date. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.3    Adjustments for Combinations, Etc. If the outstanding Shares are combined or consolidated, by reclassification, reverse split or otherwise, into a lesser number of Shares, the Warrant Price shall be proportionately increased. If the outstanding Shares tire split or multiplied, by reclassification or otherwise, into a greater number of Shares, the Warrant Price shall be proportionately decreased.

2.4    Adjustments for Diluting Issuances. The Shares issuable upon exercise of this Warrant shall be subject to adjustment as provided in the Company’s Amended Charter, a copy of which is attached hereto as Exhibit A, in the event of the sale or issuance of common stock or securities convertible or exchange for into shares of the Company’s common stock at an effective price per share less than the Warrant Price (subject to Section 1.5) (a “Diluting Issuance”). The provisions set forth for the Shares in the Company’s Amended Charter relating to the above in effect as of the Effective Date may not be amended, modified or waived, without the prior written consent of Holder unless such amendment, modification or waiver affects the rights associated with the Shares in the same manner as such amendment, modification or waiver affects the rights associated with all other shares of the same series and class as the Shares exercisable by the Holder. Under no circumstances shall the aggregate Warrant Price payable by the Holder upon exercise of this Warrant increase as a result of any adjustment arising from a Diluting Issuance.

2.5    No Impairment. The Company shall not, by amendment of its Amended Charter or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article 2 against impairment. Nothing in this Section 2.5 shall negate the parties’ rights to amend this Warrant pursuant to Section 5.6 or the Company’s right to amend the Amended Charter with the requisite consent of its stockholders so long as any such amendment affects all other holders of the same class of Shares in the same manner.

2.6    Certificate as to Adjustments. Upon each adjustment of the Warrant Price, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate signed by its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

2.7    Fractional Shares. No fractional Shares shall be issuable upon exercise of this Warrant and the Number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise of this Warrant, the Company shall eliminate such fractional share interest by paying Holder an amount computed by multiplying the fractional interest by the fair market value, as determined by the Company’s Board of Directors, of a full Share.

ARTICLE 3

REPRESENTATIONS AND COVENANTS OF THE COMPANY

3.1    Representations and Warranties. The Company hereby represents and warrants to, and agrees with, the Holder as follows:

3.1.1    All Shares which may be issued upon the exercise of the purchase right represented by this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

3.1.2    The Company’s capitalization table delivered to Holder as of the Effective Date is true and complete as of the Effective Date.

3.2    Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon its stock, whether in cash, property, stock, or other securities and whether or not a regular- cash dividend; (b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; or (c) to effect any reclassification or recapitalization of stock; then, in connection with each such event, the Company shall give Holder (1) at least 20 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) and (b) above; and (2) in the case of the matters referred to in (c) above at least 20 days prior written notice of the date when the same will take place (and specifying the date on which the holders of stock will be entitled to exchange their stock for securities or other property deliverable upon the occurrence of such event). Upon request, the Company shall provide Holder with such information reasonably necessary for Holder to evaluate its rights as a holder of this Warrant or Shares in the case of matters referred to (a), (b), and (c) herein above.

3.3    Registration Under the Act. The Company agrees that in connection with the execution and delivery of this Warrant the Holder shall become party to that certain Amendment and Joinder to Investor Rights Agreement dated on or around the Effective Date, by and among the Company and the parties thereto (the “Rights Agreement”), a copy of which is attached hereto as Exhibit B, and upon execution, the Shares or, if the Shares are convertible into common stock, shall be entitled to registration rights under the Rights Agreement. So long as the Holder holds this Warrant and/or any of the Shares, the Holder shall also be entitled to information rights in accordance with the Rights Agreement on substantially similar terms as afforded to other stockholder parties thereto, which shall at a minimum provide for delivery of quarterly and annual financial statements to the Holder. The Company and the Holder agree that the Rights Agreement shall govern such Holder’s registration rights with respect to the Shares in all respects.

ARTICLE 4

INVESTMENT REPRESENTATIONS AND COVENANTS

With respect to the acquisition of this Warrant, any of the Shares and any securities issuable upon conversion of the Shares (“Conversion Shares”), Holder hereby represents and warrants to, and agrees with, the Company as follows:

4.1    Purchase Entirely for Own Account. This Warrant is issued to Holder in reliance upon Holder’s representation to the Company that this Warrant, the Shares and the Conversion Shares will be acquired for investment for Holder’s, or its Bank Affiliate’s (as defined below), own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof other than to a Bank Affiliate, and that Holder has no present intention of selling, granting any participation in, or otherwise distributing the same other than to a Bank Affiliate. By executing this Warrant, Holder further represents that Holder does not have any contract, undertaking, agreement or arrangement with any person, other than a Bank Affiliate, to sell, transfer or grant participations to such person or to any third person with respect to this Warrant, any of the Shares or any of the Conversion Shares.

4.2    Reliance upon Holder’s Representations, Holder understands that this Warrant, the Shares and the Conversion Shares are not registered under the Act on the ground that the issuance of such securities is exempt from registration under the Act, and that the Company’s reliance on such exemption is predicated on Holder’s representations set forth herein.

4.3    Accredited Investor Status. Holder represents to the Company that Holder is an Accredited Investor (as defined in the Act).

4.4    Restricted Securities. Holder understands that this Warrant, the Shares and the Conversion Shares are “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such federal securities laws and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances.

ARTICLE 5

MISCELLANEOUS

5.1    Term; Exercise Upon Expiration. This Warrant is exercisable in whole or in part, in accordance with the terms hereof on or before the Expiration Date set forth above; provided, however, that if the Company completes its initial public offering within the three-year period immediately prior to the Expiration Date, the Expiration Date shall automatically be extended until the third anniversary of the effective date of the Company’s initial public offering. The Company agrees that Holder may terminate this Warrant, upon notice to the Company, at any time in its sole discretion.

5.2    Legends. This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS, AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 5 BELOW, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO RULE 144 OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

5.3    Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee. The Company shall not require Comerica Bank (“Bank”) or a Bank Affiliate (as defined herein) to provide an opinion of counsel or investment representation letter if the transfer is to Bank’s parent company, Comerica Incorporated (“Comerica”), or any other person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the Bank (“Bank Affiliate”).

5.4    Transfer Procedure. After receipt of the executed Warrant, Bank will transfer all of this Warrant to Comerica Ventures Incorporated, a non-banking subsidiary of Comerica and a Bank Affiliate (“Ventures”). Subject to the provisions of Section 5.3, Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) by giving the Company notice, pursuant to Exhibit C, of the portion of this Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to the Company for reissuance to the transferee(s) (and Holder, if applicable); provided, however, that prior to such transfer the Company shall have received from such transferee a signed investment letter in form and substance satisfactory to the Company. Notwithstanding the preceding sentence, Holder may transfer all or part of this Warrant to its Bank Affiliates, including, without limitation, Ventures, at any time without notice or the delivery of any other instrument to the Company, and such Bank Affiliate shall then be entitled to all the rights of Holder under this Warrant, provided, however that the Company shall be under no obligation to update its book and records with respect to any such transfer unless and until it has received notice of such transfer from Holder and the Company shall have no obligation, upon exercise of this Warrant, to issue any of the Shares in the name of the Bank Affiliate unless and until the Company has received evidence reasonably satisfactory to it evidencing the assignment of this Warrant to any Bank Affiliate and an executed Notice of Exercise in the form attached hereto as Appendix 1. The terms and conditions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective permitted successors and assigns.

5.5    Market Standoff. Holder hereby agrees not to sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) during the 180-day period following the effective date of the Company’s first firm commitment underwritten public offering of its common stock registered under the Securities Act of 1933, as amended (or such longer period, not to exceed 34 days after the expiration of the 180-day period, as the underwriters or the Company shall request in order to facilitate compliance with NASD Rule 2711 or NYSE Member Rule 472 or any successor or similar rule or regulation); provided, that all officers and directors of the Company and holders of at least one percent (1%) of the Company’s voting securities are bound by and have entered into similar agreements. The obligations described in this Section 5.5 shall not apply to a registration relating solely to employee benefit plans on Form A or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future.

5.6    Notices. All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, or sent via a nationally recognized overnight courier service, fee prepaid, or on the first business day after transmission by facsimile, at such address or facsimile number as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such Holder from time to time. Effective upon the receipt of executed Warrant and initial transfer described in Article 5.4 above, all notices to the Holder shall be addressed as follows until the Company receives from the Holder or its transferee notice of a change of address in connection with a transfer or otherwise:

Comerica Ventures Incorporated

Attn: Warrant Administrator

1717 Main Street, 5th Floor, MC 6406

Dallas, Texas 75201

Facsimile No. [***]

All notices to the Company shall be addressed as follows:

Marqeta, Inc.

Attn: Jason Gardner

6201-B Doyle Street

Emeryville, CA 94608

5.7    Amendments. This Warrant and any term hereof may be amended, changed, waived, discharged or terminated only by an instrument in writing signed by the Company and Holder.

5.8    Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

5.9    Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.

[Remainder of Page Intentionally Left Blank]

MARQETA, INC.

By:	/s/ Jason Gardner

Name:	Jason Gardner

Title:	CEO

Agreed and acknowledged

COMERICA BANK

By:	/s/ Robert Hernandez

Name:	Robert Hernandez

Title:	Senior Vice President

[Signature Page to Warrant (1333540)]

APPENDIX 1

NOTICE OF EXERCISE

1.    The undersigned hereby elects to purchase                      shares of the                      stock of MARQETA, INC. (the “Company”) pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full.

2.    Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

Comerica Ventures Incorporated

Attn: Warrant Administrator

1717 Main Street, 5th Floor, MC 6406

Dallas, Texas 75201

Facsimile No. [***]

3.    The undersigned hereby confirms the representations and warranties in Article 4 of the Warrant.

4.    The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

COMERICA VENTURES INCORPORATED or Assignee

(Signature)

(Name and Title)

(Date)

APPENDIX 1

EXHIBIT A

Amended Charter ATTACHED HERETO

EXHIBIT A

EXHIBIT B

Registration Rights Investors Rights

Agreement (including all amendments thereto)

- ATTACHED HERETO

EXHIBIT B

EXHIBIT C1

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to:

Name:

(Please Print)

Address:

(Please Print)

Dated:                     , 20

Holder’s

Signature:

Holder’s

Address:

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.

[1]	Not required for assignments to a Bank Affiliate.

EXHIBIT C